Disclaimer This presentation does not constitute an offer to sell or issue or the solicitation of an offer to buy or acquire securities of Wonder International Education Group (the “Company”) in any jurisdiction or an inducement to enter into investment activity, nor may it or any part of it form the basis of or be relied on in connection with any contract or commitment whatsoever. This presentation does not contain all relevant information relating to the Company or its securities, particularly with respectto the risks and special considerations involved with an investment in the securities of the Company. No part of this document shall formthe basis of or be relied upon in connection with any contract or commitment whatsoever. This presentation has been prepared by the Company solely for use at this presentation. The information contained in this presentation has not been independently verified. No representation, warranty or undertaking, express or implied, is made as to, and no reliance should be placed on, the fairness, accuracy, completeness or correctness of the information or the opinions contained herein.None of the Company or any of its affiliates, advisors or representatives will be liable (in negligence or otherwise) for any loss howsoever arising from any use of this presentation or its contents or otherwise arising in connection with the presentation. This presentation contains statements that constitute forward-looking statements. These statements include descriptions regarding the intent, belief or current expectations of the Company or its officers with respect to the consolidated results of operations andfinancial condition of the Company. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ from those in the forward-looking statements as a result of various factors and assumptions. The Company or any of its affiliates, advisors or representatives has no obligation and does not undertake to revise forward-looking statements to reflect future events or circumstances. THE INFORMATION CONTAINED IN THIS DOCUMENT IS HIGHLY CONFIDENTIAL AND MAY NOT BE FORWARDED OR DISTRIBUTED TO ANY OTHER PERSON AND MAY NOT BE REPRODUCED IN ANY MANNER WHATSOEVER. ANY FORWARDING, DISTRIBUTION OR REPRODUCTION OF THIS DOCUMENT IN WHOLE OR IN PART IS STRICTLY PROHIBITED. By attending this presentation, participants agree not to remove this document, or any materials provided in connection herewith, from the conference room where such documents are provided. Participants agree further not to photograph, copy or otherwise reproduce these materials in any form or pass on these materials to any other person for any purpose, during the presentation or while in the conference room. Participants must return this presentation and all others materials provided in connection herewith to the Company at the completion of the presentation.

Our Partners

Leadership

Awards

Vocational Training Programs Offered

Market Overview Source: China Human Resources andSocialSecurity Ministry Source: China Industry and Information Technology Ministry Note: Wonder vocational training market and existing market have huge space for development? Demand for IT workers in China Demand for skilled workers in China

Market Overview Source: China Human Resources and Social Security Ministry Note: Wonder vocational training is transitioning from primary skill training to specialized technical training with greater development potential. The Proportion of Senior Technical Workers 2010 and Projected 2015 Demand per Experience Level in China Source: China Human Resources and Social Security Ministry

Wonder already Present in the following Important Industry Sectors Note: Wonder education’s business focuses on industry needs and emerging industries with great development potential. In the future, Wonder will provide more updated services based on the needs of emerging industries, allowing Wonder to develop simultaneously with the emerging industries. These industries have high levels of employment training needs in the next five years Industry Demand scale Has entered Electronic commerce technology >1,000,000 v Equipment Manufacturing Industry >20,000,000 v Internet >2,000,000 v Software Development Technology >6,000,000 v Advertising Industry >2,000,000 v Interior design >700,000 v Clothing Design >100,000 v Film and Television Animation >150,000 v

Note: Wonder Education has occupied the main markets for vocational education Employment Concentration in China Source: China National Bureau of Statistics

1.20 years of experience in professional training, 600 teaching management team with ability to respond to market needs 2.Unique First Mover Advantage 3.Strong Regional Brand Recognition 4.Employment Placement service 5.Market Knowledge 6.Strong Recruitment Team Our core competitive advantages

For each step of development, Wonder adapts to industry trends and adapts to meet market demand for new technology and skill training

In the absence of outside investment, we will use existing funds to buy a mechanics school and a games school, optimize the conditions of the existing seven schools and open three or four more comprehensive training schools. If Wonder is able to upgrade to NASDAQ, we can finance $20 million, plus the existing funds, and with that capital we can not only achieve the expansion, but also can establish 4 to 5 more comprehensive schools, giving Wonder about 15 schools. Additionally, we will also set up specialized technical training schools for which there is a huge demand . The number of these schools is expected to reach about 15 for the first time. Organic Expansion Expansion with Outside Investment

Financial Projection with Organic Growth

Financial Projection with $20 million New Capital

Mr. Chungui Xie, is the founder and chairman of Wonder International Education & Investment Group Corporation, EMBA of Cheung Kong Graduate School of business Mr. Xiang Wei (Frank Wei) is CEO of Wonder International Educational & Investment Group Corp, the US holding company. Mr. Wei has a post graduate degree in engineering and master of Economic Laws. EMBA of USTC Mr. Klein provides Wonder with high quality business management, strategic planning and financial system development experience. His knowledge of operations and finance will be invaluable as Wonder expands its operational capabilities and launches new services in the near future. Mr. Klein holds a Bachelors degree in mechanical engineering and a Masters degree in business administration. Mr. Wenming Xie is CFO of Wonder International Education & Investment Group Corporation. 1999, Mr. Xie has Worked for Anhui Wonder Vocational School as vice principal and chief accountant, CPA. Mr. Hu Shiding , In February 2006 joined Wonder; his main responsibility has been the internal audit work. Mr. Hu has considerable experience in financial management, the national financial system, taxation and related laws and regulations through his many years of work in the field.

Number of Students (2010-2012)

Revenue per Major 2010-2012

Proportion of Revenue per Major 2011 Proportion of Revenue 2010 Proportion of Revenue 2012 Proportion of Revenue

2010-2012 Cost Structure and Analysis

Based on operating income, Wonder Education has high investment value. 2010-2012 Revenue and Profits

2010-2012 Financial Status

$.327 $.1 $.374 $.220 $.43 $.790 $.214 $.041 P/E Comparisons, May 24th, 2013 Company P/E EPS WIEI 1.53 $.327 AMBO 9.5 $.1 CEDU 15.97 $.374 ATAI 20.68 $.220 XRS 24 $.43 EDU 25.73 $.790 DL 28.86 $.214 XUE 77 $.041 “WIEI” is undiscovered and very undervalued

Wonder International Educational & Investment Group Corporation Address: 8040 E. Morgan Trail, Unit 18, Scottsdale, Arizona 85258 Phone: 480-966-2020. FAX 480-966-0808 Wholly owned subsidiary in China: Anhui Wonder Educational Investment & Management Corporation Address: No. 188,North Hezuohua Road, Hefei, Anhui, PRC Phone: 86-551-65193688 Norm Klein (Director) Nklein@EbigCorp.com 480 227 7403 For more information, email Wonder@EbigCorp.com

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